                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to (Section) 240.14a-11(c) or (Section)
    240.14a-12

                            THE GRAND UNION COMPANY
                            -----------------------
                (Name of Registrant as Specified In Its Charter)

                                   ---------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|    No fee required.

|_|    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1)     Title of each class of securities to which transaction applies:
       (2)     Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
       (4)     Proposed maximum aggregate value of transaction:
       (5)     Total fee paid:

|_|    Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1)     Amount Previously Paid:
       (2)     Form, Schedule or Registration Statement No.:
       (3)     Filing Party:
       (4)     Date Filed:

                            The Grand Union Company
                           201 Willowbrook Boulevard
                          Wayne, New Jersey 07470-0966

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                August 19, 1999

TO THE STOCKHOLDERS OF THE GRAND UNION COMPANY:

         The Annual Meeting of Stockholders of The Grand Union Company (the "Company") will be held at the Sheraton Crossroads Hotel, One International Boulevard, Mahwah, New Jersey 07495, beginning at 10:00 a.m. on Thursday, August 19, 1999, for the following purposes, as more fully described in the accompanying Proxy Statement:

              (1) To elect the following eleven (11) nominees to serve as directors: J. Wayne Harris, Jack W. Partridge, Jr., Gary M. Philbin, Martin Bernstein, Thomas R. Cochill, Joseph Colonnetta, Jacob W. Doft, David M. Green, Joseph V. Lash, Anthony Petrillo and Scott Tepper.

              (2) To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending April 1, 2000.

              (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Only stockholders of record at the close of business on July 2, 1999, will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. A list of such stockholders will be available for examination by any stockholder for purposes germane to the meeting, during ordinary business hours, for ten (10) days prior to the meeting at the Company's offices, 201 Willowbrook Boulevard, Wayne, New Jersey, and at the place of the meeting for the ten (10) days prior to the meeting. The meeting will be open to all stockholders of record and proxyholders, and to others by invitation only. Beneficial owners of shares held by a broker or nominee must bring with them or have delivered to the Company an appropriate proxy from their broker to vote such shares.

By Order of the Board of Directors
                                        Donald C. Vaillancourt
                                        Corporate Vice President and Secretary

July 9, 1999

         PLEASE USE THE ENCLOSED STAMPED ENVELOPE TO RETURN YOUR PROXY. RETURNING YOUR PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING.

                             THE GRAND UNION COMPANY
                           201 Willowbrook Boulevard
                            Wayne, New Jersey 07470

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

         The enclosed Proxy is solicited on behalf of the Board of Directors of The Grand Union Company, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Sheraton Crossroads Hotel, One International Place, Mahwah, New Jersey, beginning at 10:00 a.m. on August 19, 1999, and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

         These proxy solicitation materials, and the Annual Report to Stockholders for the fiscal year ended April 3, 1999 ("Fiscal 1999"), including financial statements, are being first mailed on or about July 9, 1999, to all stockholders entitled to vote at the Annual Meeting.

Record Date and Shares Outstanding

         Stockholders of record at the close of business on the record date, July 2, 1999, are entitled to notice of and to vote at the Annual Meeting. The Company has one class of voting equity securities outstanding: Common Stock, $.01 par value ("Common Stock"). At the close of business on the record date, 30,000,000 shares of Common Stock were issued and outstanding.

Voting and Revocability of Proxies

         Any proxy given in the form accompanying this proxy statement may be revoked or superseded by the person giving it prior to exercise. A proxy may be revoked by delivering to the Secretary of the Company a later dated proxy or a written notice of revocation, or by attending the Annual Meeting and voting in person. A proxy, when executed and not so revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted "FOR" the nominees for election of directors named in this Proxy Statement, "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's accountants for the current fiscal year, and according to the discretion of the proxyholders on any other matters that properly come before the meeting.

         Any stockholder present at the meeting may withdraw his or her proxy and vote in person on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee must bring with them or cause to be delivered to the Company a proxy from that broker or nominee in order to vote those shares.

         Each holder of shares of Common Stock outstanding at the record date will be entitled to one vote for each share of Common Stock held. Members of the Board of Directors shall be elected by a plurality of the votes cast. The affirmative vote of a majority of the shares of Common Stock present at the meeting in person or by proxy shall be necessary to ratify the appointment of the Company's independent accountants. With respect to any other matter that may properly come before the Annual Meeting, each holder of shares of Common Stock will generally have the rights described above.

         The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock is necessary to establish a quorum at the Annual Meeting. Abstentions are counted for purposes of determining the presence or absence of a quorum, but since they are not affirmative votes for the particular matter, they have the same effect as a vote against the matter. Broker non-votes are not considered present at the meeting for the particular matter as to which the vote is withheld. Consequently, broker non-votes are not counted in respect of such matter, but they do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter.

Solicitation of Proxies

         The Company will bear the entire cost of solicitation of proxies, including costs incurred in connection with the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to the Company's stockholders in relation to the Annual Meeting. The Company has retained The Altman Group - New York, NY to assist in the solicitation of proxies for a fee of $3,500, plus reimbursement of out-of-pocket expenses. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile, telegram or any other means of communication.

Security Ownership By Certain Beneficial Owners and Management

         Set forth below is certain information as of June 25, 1999 (except as otherwise indicated), regarding the beneficial ownership of the Company's Common Stock by (i) any person known by the Company to beneficially own more than 5% of the Common Stock; (ii) each director and nominee for director; (iii) each of the Named Executive Officers (as defined below) identified in the Summary Compensation Table; and (iv) all directors and executive officers as a group. Included in the table are shares that the holder has the right to acquire within 60 days from the date above. Except as indicated otherwise, the Company believes, based on information furnished by such owners, that the beneficial owners of the Company's Common Stock listed below have sole investment and voting power with respect to such shares, subject to applicable community property laws. Unless otherwise indicated, the address for all natural persons listed in the table below is c/o The Grand Union Company, 201 Willowbrook Boulevard, Wayne, New Jersey 07470.


                                                               Amount and
                                                               Nature of
                                                               Beneficial               Percent
Name of Beneficial Owner                                      Ownership(1)            of Class(1)
------------------------                                      -----------             ----------
Five Percent (5%) Holders                                                                      `

   Morgens, Waterfall, Vintialis & Co., Inc.................   2,924,375       (2)      9.75%
       10 East 50th Street
       NY, NY  10022

   Appaloosa Management L.P.................................   2,751,500       (3)      9.17%
       26 Main Street
       Chatham, NJ  07928

   UBS AG, London Branch....................................   2,434,564       (4)      8.12%
       C/O Swiss Bank Corp
       299 Park Ave
       NY, NY  10171

   Richard L. Chilton, Jr...................................   2,300,400       (5)      7.67%
       Chilton Investment Co., Inc
       320 Park Avenue, 22nd Floor
       NY, NY  10022

   Paul Tudor Jones II......................................   1,602,547       (6)      5.34%
       C/O Tudor Investment Corporation
       600 Steamboat Road
       Greenwich, CT  06830

Directors and Executive Officers

   J. Wayne Harris..........................................      65,225       (7)          *
   Jack W. Partridge, Jr....................................      35,020       (7)          *
   Gary M. Philbin..........................................      25,914       (7)          *
   Jeffrey P. Freimark......................................      12,795       (7)          *
   Manouchehr Moslemi.......................................           0                    *
   Martin Bernstein.........................................       5,334       (8)          *
   Thomas R. Cochill........................................       3,334       (8)          *
   Joseph Colonnetta........................................       3,334       (8)          *
   Jacob W. Doft............................................       4,334       (8)          *
   David M. Green...........................................       3,334       (8)          *
   Joseph V. Lash...........................................       3,334       (8)          *
   Anthony Petrillo.........................................       3,334       (8)          *
   Scott Tepper.............................................       3,334       (8)          *

All Directors & Executive Officers as a group (20 persons)       169,669       (9)          *


-----------
* Less than 1%.

(1) Beneficial ownership is determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applied by Item 403 of Regulation S-K. Pursuant to these rules, percentage ownership is calculated by including in the numerator and the denominator for a beneficial owner shares which such owner has the right to acquire within 60 days.
(2) Based on information contained in a Schedule 13G dated March 31, 1999, filed by Morgens, Waterfall, Vintialis & Co., Inc. ("MWVCI") and the June 9, 1999 response of MWVCI to Grand Union's questionnaire to 5% holders of the Company's Common Stock. The Shares of the Company's Common Stock are beneficially owned by MWVCI.
(3) Based on information contained in the June 10, 1999, response of David A. Tepper ("Mr. D. Tepper") on behalf of Appaloosa Management L.P. ("AMLP") to Grand Union's questionnaire to 5% holders of the Company's Common
     Stock. AMLP is the general partner of Appaloosa Investment Limited Partnership I ("AILP"), the investment advisor to Palomino Fund, Ltd. ("PFL"), and the managing member of Tersk, LLC ("TLLC"), which are the holders of record of 1,219,995, 1,376,156, and 155,349 shares, respectively. Mr. D. Tepper is the sole stockholder and president of Appaloosa Partners, Inc. ("API"). API is the general partner of AMLP and Mr. D. Tepper owns a majority of the limited partnership interests of AMLP.
(4) Based on information contained in the June 7, 1999, response of UBS AG, London Branch to Grand Union's questionnaire to 5% holders of the Company's Common Stock. The shares of the Company's Common Stock are beneficially owned by UBS AG, London Branch.
(5) Based on information contained in a Schedule 13G dated February 16, 1999, filed by Richard L. Chilton, Jr. The shares of the Company's Common Stock are beneficially owned by Mr. Chilton.
(6) Based on information contained in a Schedule 13G dated April 9, 1999, jointly filed by Tudor Investment Corporation ("TIC"), Paul Tudor Jones II ("Mr. Jones"), Tudor BVI Futures, Ltd. ("Tudor BVI"), Tudor Proprietary Trading, L.L.C. ("TPT"), The Raptor Global Fund, Ltd. ("Raptor, Ltd."),
     The Raptor Global Fund L.P. ("Raptor L.P.") and The Upper Mill Capital Appreciation Fund Ltd. ("Upper Mill"). The shares of the Company's Common Stock are beneficially owned by Tudor BVI (401,420 shares), TPT (100,008 shares), Raptor Ltd. (795,354 shares), Raptor L.P. (211,699 shares) and Upper Mill (94,066 shares). Each of TIC and Mr. Jones disclaims beneficial ownership of such shares.
(7) Represents shares subject to acquisition pursuant to the Series 1 Warrant Agreement and to options exercisable under the 1995 Equity Incentive Plan, as amended May 14, 1998 ("EIP"), and for Mr. Harris, 4,000 shares that he owns directly, for Mr. Partridge, 10,000 shares that he owns directly, for Mr. Philbin, 1,000 shares that he owns directly and for Mr. Freimark, 300 shares that he owns directly and 250 that are owned directly by his minor son.
(8) Represents shares subject to acquisition pursuant to options exercisable under the 1995 Non-Employee Directors' Stock Option Plan, as amended May 14, 1998 ("NEDSOP"), and, for Mr. Bernstein, 2,000 shares that he owns directly, and for Mr. Doft, 1,000 shares that he owns directly.
(9) Includes 122,450 shares subject to acquisition pursuant to options exercisable under the EIP and 26,672 shares subject to acquisition pursuant to options exercisable under the NEDSOP.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

Director Nominees and Executive Officers

         The names, ages and present principal occupations of the directors and executive officers of Grand Union as of July 2, 1999, are set forth below.

Name                             Age               Position
----                             ---               --------

J. Wayne Harris...............   60    Director, Chairman and Chief Executive
                                         Officer

Jack W. Partridge, Jr.........   54    Director, Vice Chairman and Chief
                                         Administrative Officer

Gary M. Philbin...............   42    Director, President and Chief
                                         Merchandising Officer

Jeffrey P. Freimark...........   44    Executive Vice President and Chief
                                         Financial Officer

Raymond H. Ayers..............   54    Corporate Vice President, Real Estate

L. Andrew DePaolis............   56    Corporate Vice President, Advertising and
                                         Marketing

Gary B. Duncan................   47    Corporate Vice President, Human Resources

Jasper S. Meadows.............   48    Corporate Vice President, Specialty Store
                                         Formats

Manouchehr Moslemi............   54    Corporate Vice President and Chief
                                         Information Officer

Francis E. Nicastro...........   57    Corporate Vice President and Treasurer

Glenn J. Smith................   35    Corporate Vice President, General Counsel
                                         and Assistant Secretary

Donald C. Vaillancourt........   55    Corporate Vice President, Public Affairs
                                         Counsel and Secretary

Martin Bernstein..............   62    Director

Thomas R. Cochill.............   59    Director

Joseph Colonnetta.............   38    Director

Jacob W. Doft.................   29    Director

David M. Green................   44    Director

Joseph V. Lash................   36    Director

Anthony Petrillo..............   57    Director

Scott Tepper..................   39    Director

         Mr. Harris has been a director, Chairman and Chief Executive Officer of the Company since August 1, 1997. From September, 1992 until joining the Company, Mr. Harris served as: Senior Vice President, North East Operations, The Great Atlantic and Pacific Tea Company ("A&P"), a leading supermarket chain; Executive Vice President and Chief Operating Officer for A&P's US Operations; and, most recently, Chairman and Chief Executive Officer of A&P Canada, Ltd. Between 1986 and 1992, Mr. Harris was President of the Cincinnati/Dayton Division of The Kroger Company ("Kroger"), the largest food retailer in the United States.

         Mr. Partridge has been a director of Grand Union since January 15, 1998 and was elected Vice Chairman and Chief Administrative Officer effective January 5, 1998. Mr. Partridge joined Grand Union after a 23-year career with Kroger, where he served, most recently, as Group Vice President and a member of the company's Senior Management Committee.

         Mr. Philbin has been a director of the Company since October 30, 1997, and was elected President and Chief Merchandising Officer of the Company on October 3, 1997. From June, 1996 until joining the Company, Mr. Philbin was Executive Vice President in charge of Merchandising and Operations for the Cub Food Store Division of SuperValu, Inc. Before joining Cub Foods, Mr. Philbin was Vice President of Merchandising with the Waldbaum's Division of A&P from July, 1993. Prior to his employment with Waldbaum's, Mr. Philbin served in merchandising and operations capacities with Kroger commencing in January 1990.

         Mr. Freimark has been the Company's Executive Vice President and Chief Financial Officer since March 3, 1997. From March 3, 1997, to January 5, 1998, Mr. Freimark also served as the Company's Chief Administrative Officer. Prior to joining the Company, Mr. Freimark served as Executive Vice President and Chief Financial Officer of Pueblo Xtra International, Inc., a leading supermarket chain in the Commonwealth of Puerto Rico and the Territory of the U.S.

Virgin Islands, from 1992 and as Senior Vice President, Finance, Administration and Treasurer beginning in 1986. Prior to that, he was Vice President-Finance and Corporate Secretary of Kings Super Markets, Inc., a New Jersey supermarket chain.

         Mr. Ayers has been the Corporate Vice President in charge of Real Estate since 1988. Prior to his present position, Mr. Ayers served in several capacities in the Real Estate Department, starting in 1968.

         Mr. DePaolis has been the Corporate Vice President in charge of Advertising and Marketing since 1996. Mr. DePaolis served as Corporate Vice President of Advertising and Sales Promotion from 1990 until 1996 when he was appointed to his present position. Mr. DePaolis joined the Company in 1968, spending most of his time in the Advertising Department.

         Mr. Duncan has been the Corporate Vice President in charge of Human Resources since January 11, 1999. From 1997 until joining the Company, Mr. Duncan served as Vice President of Human Resources for the Genuardi's Family Markets, a supermarket chain. Prior to that he was employed by The Vons Companies Division of Safeway Stores, a supermarket chain, from 1969 where he held a variety of positions, most recently as Director of Compensation Management and Training since 1994.

         Mr. Moslemi has been the Corporate Vice President and Chief Information Officer of the Company since July 6, 1998. Prior to joining the Company, Mr. Moslemi served as Corporate Vice President of Information Technology for the Cub Food Store Division of SuperValu, Inc. from 1995. Prior to that he was Vice President of Information Technology with American Stores, a supermarket chain, from 1993.

         Mr. Meadows has been Corporate Vice President in charge of Specialty Store Formats since August, 1998. Prior to that, Mr. Meadows served as Corporate Vice President of Grocery and General Merchandise from May 1997. Preceding that, Mr. Meadows served in various positions in the Company's Grocery and General Merchandise Department. He joined the Company in 1972.

         Mr. Nicastro has been Corporate Vice President and Treasurer of the Company since September 1989. Prior to that, he spent 20 years with the Singer Company, a manufacturing company, the last three of which were as Treasurer.

         Mr. Smith has been Corporate Vice President, General Counsel and Assistant Secretary since February 1998. Mr. Smith commenced his employment with Grand Union in August 1995 as Director of Labor Relations and Employment Practices. He was appointed Vice President, Labor and Employment Counsel in May 1997 and to Vice President, General Counsel and Assistant Secretary in August 1997. Prior to joining Grand Union, Mr. Smith was an Associate with the law firm of Grotta, Glassman and Hoffman, P.A., in Roseland, New Jersey from September 1991 to August 1995.

         Mr. Vaillancourt has been Corporate Vice President, Public Affairs Counsel and Secretary since June, 1997. Prior to that he served in a number of capacities with the Company. Effective January 1985, Mr. Vaillancourt became Corporate Vice President, Corporate Communications and Consumer Affairs. Effective January 1980, he was appointed Vice President, Corporate Communications and Consumer Affairs. Effective October 1976, he became Director, Corporate Communications and Consumer Affairs. In December 1971, he was appointed Assistant to the Director of Public Relations.

         Mr. Bernstein has been a director since August 17, 1998. Mr. Bernstein has been President of MFP Investors, L.L.C., an investment company, since November, 1998 and has been a private investor since 1988. Mr. Bernstein is also a director of Astro Communications, a specialty lighting company, and MBO Properties, a real estate mortgage company.

         Mr. Cochill has been a director since August 17, 1998. Mr. Cochill has been a Managing Partner of Ingenium, L.L.C., a crisis management consulting company, since January, 1998. From March, 1992 to December, 1998, Mr. Cochill was the President, Chief Executive Officer and Chairman of the Board of Webcraft Technologies Inc., a printer of personalized direct mail formats, leader in fragrance sampling devices, specialized government forms and complex commercial print formats. Mr. Cochill is also a director of Harvard Industries, Inc., an automotive and industrial company, Quantegy, Inc., a leading manufacturer of professional recording media, and U.S. Leather, Inc., a producer of leather.

         Mr. Colonnetta has been a director since August 17, 1998. Mr. Colonnetta has been a Principal of Hicks Muse Management, a private equity company, beginning in 1999 and was the Managing Principal at a Hicks Muse Management affiliate since 1995. From 1994 to 1995, Mr. Colonnetta was an Operating Partner and Chief Executive Officer of two Contrarian Capital and Goldman Sachs investments, Triangle FoodService and StarMark Foods. From 1989 to 1994, Mr. Colonnetta was the Chief Financial Officer of TRC, a $1 billion holding company founded by the Bass Family Group, specializing in repositioning and growing food-related companies. Mr. Colonnetta is also a director of CCI Triad, a computer software service provider company, and Home Interiors, a direct marketer of consumer products.

         Mr. Doft has been a director since August 17, 1998. Mr. Doft has served as a Managing Director of Highline Capital Management, L.L.C., a New York-based investment management firm, since 1995. From 1994 through 1995, Mr. Doft served as a consultant to The Blackstone Group's asset management subsidiary, Blackstone Alternative Asset Management. From 1991 to 1993, Mr. Doft worked as a Financial Analyst at Gleacher & Co., Inc., a New York Mergers & Acquisitions ("M&A") advisory and Merchant Banking boutique. Mr. Doft is also a director of Edison Brothers Stores, Inc., a retailer.

         Mr. Green has been a director since August 17, 1998. Mr. Green was the Chairman, Chief Executive Officer and President of Southwest Supermarkets from January 1997 to February 1998. Mr. Green was with Smitty's Super Valu, Inc., a supermarket chain, from 1991 to 1996, serving as its President from 1992 to 1996, its Chief Executive Officer from 1995 to 1996, and its Senior Vice President of Marketing, Merchandising and Procurement from 1991 to 1992.

         Mr. Lash has been a director since August 17, 1998. Mr. Lash has been a Managing Director in the global M&A group of Chase Securities, Inc., a securities unit of Chase Manhattan Bank, since June 1998. From January 1996 to June 1998, Mr. Lash was the President of Lash & Co. Incorporated, an M&A advisory firm. From December 1994 to December 1995, Mr. Lash was a Managing Director and Co-Head of the M&A Department at PaineWebber Incorporated. From 1985 to 1994, Mr. Lash served as a financial analyst and ultimately a Managing Director and Co-Head of the M&A Department at Kidder, Peabody & Co., Incorporated.

         Mr. Petrillo has been a director since August 17, 1998. Mr. Petrillo has been associated with Leonard Green & Co., LLP, ("Leonard Green"), a private investment company, commencing in 1994. Since 1995, Mr. Petrillo has been an Operating Partner of Leonard Green. In 1993, Mr. Petrillo was in retirement. Mr. Petrillo is also a director of Center Holdings, a holding company for Home Quarters, Builders Square and Hechingers.

         Mr. Tepper has been a director since August 17, 1998. Mr. Tepper is the founder and lead integration consultant for KST Consulting, a healthcare and healthcare technology consulting firm, since July, 1994. Prior to that, Mr. Tepper served as the Senior Vice President for Medisolution Ltd., a healthcare company in Canada from August 1994 to June 1998. From 1992 to 1994, Mr. Tepper was a Senior Director for Foxmeyer Health, a pharmaceutical distribution and product logistics firm.

         Executive officers of the Company are appointed and serve at the discretion of the Board of Directors. Each director of the Company is elected for a period of one year and will serve until his or her successor is duly elected and qualified.

         In addition, the following individuals served as directors or executive officers of the Company during Fiscal 1999:


Name                        Positions                                           Served through
----                        ---------                                           --------------
Roger E. Stangeland......   Director, Chairman Emeritus                         April 22, 1998
                            Chairman of the Board and Chief Executive Officer   October 1, 1997
James J. Costello........   Director                                            April 22, 1998
Geoffrey T. Moore........   Director                                            April 22, 1998
Clifford A. Miller.......   Director                                            April 22, 1998
J. Richard Stonesifer....   Director                                            April 22, 1998
Jordan H. Krimstein......   Director                                            August 17, 1998
Mark H. Manski...........   Director                                            August 17, 1998
Martha A. Pritchard......   Director                                            August 17, 1998

Nominees

         Eleven (11) directors have been nominated for election at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eleven (11) nominees named below, all of whom are currently directors of the Company. If any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who the proxy holders in their discretion may designate to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders and until his successor has been elected and qualified.

         The election of directors shall be by the affirmative vote of a plurality of the votes cast at the Annual Meeting. The eleven persons receiving the greatest number of votes will be elected as directors. There is no cumulative voting. The Board of Directors recommends a vote "FOR" the election of all the following nominees for election as director: J. Wayne Harris, Jack
W. Partridge, Jr., Gary M. Philbin, Martin Bernstein, Thomas R. Cochill, Joseph Colonnetta, Jacob W. Doft, David M. Green, Joseph V. Lash, Anthony Petrillo and Scott Tepper.

Board Meetings and Committees

         From August 17, 1998 through the present, the Board has been composed of Messrs. Harris, Partridge, Philbin, Bernstein, Colonnetta, Cochill, Doft, Green, Lash, Petrillo, and Tepper. From April 22, 1998 until August 17, 1998, the Board was composed of Messrs. Harris, Partridge, Philbin, Krimstein and Manski, and Ms. Pritchard. From March 29, 1998 until April 22, 1999, the Board was composed of Messrs. Harris, Partridge, Philbin, Krimstein, Manski, Costello, Moore, Miller, Stangeland and Stonesifer, and Ms. Pritchard. Since the end of the fiscal year ended March 28, 1998, Messrs. Stangeland, Costello, Moore, Miller and Stonesifer have each resigned from the Board, effective April 22, 1998, and Messrs. Krimstein and Manski and Ms. Pritchard have each resigned from the Board, effective August 17, 1998. Each Director serves until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his/her earlier death, resignation or removal.

         The Board of Directors of the Company held twelve (12) meetings during the fiscal year ended April 3, 1999. During the fiscal year ended April 3, 1999, each incumbent director attended at least 75% of the aggregate of the number of meetings of the Board and the number of meetings held by all committees of the Board on which he or she served.

         The Board of Directors has an Audit Committee, a Compensation Committee, a Finance Committee and, effective June 24, 1999, a Corporate Governance Committee.

         The Audit Committee reviews the results and scope of audits and other services provided by the Company's independent auditors and considers other matters related to the financial condition of the Company. During the fiscal year ended April 3, 1999, the Audit Committee held a total of four (4) meetings. At the close of the fiscal year ended April 3, 1999, the Audit Committee consisted of Mr. Bernstein (Chair), Mr. Doft and Mr. Lash. The Company anticipates that, if elected, those three directors will continue to serve on the Audit Committee.

         The Compensation Committee, among other things, sets the compensation for the Chairman of the Board and Chief Executive Officer, Vice Chairman and Chief Administrative Officer, President and Chief Merchandising Officer, and Executive Vice President and Chief Financial Officer (together the "Senior Managers"), makes recommendations concerning salaries and incentive compensation for executive officers and key personnel, administers the EIP and the Executive Annual Incentive Bonus Plan ("EAIBP"). Members of the Compensation Committee are eligible to receive formula-based awards made under the terms of the 1995 Non-Employee Directors' Stock Option Plan. During the fiscal year ended April 3, 1999, the Compensation Committee held a total of four (4) meetings. At the close of the fiscal year ended April 3, 1999, the Compensation Committee consisted of Mr. Cochill (chair), Mr. Green and Mr. Tepper. The Company anticipates that, if elected, those three directors will continue to serve on the Compensation Committee.

         The Finance Committee, in addition to other functions, provides oversight and approval for projects under the Company's capital investment program. During Fiscal 1999, the Finance Committee held a total of three meetings. At the close of Fiscal 1999, the Finance Committee consisted of Mr. Colonnetta (Chair), Mr. Petrillo and Mr. Philbin. The Company anticipates that, if elected, those three directors will continue to serve on the Finance Committee.

         In addition to other functions, the Corporate Governance Committee will identify and screen candidates for membership on the Company's Board of Directors, consult with the Chairman regarding the Board's various committees, and coordinate meetings of the non-employee directors. The Corporate Governance Committee consists of Mr. Green (chair), Mr. Lash, Mr. Tepper and Mr. Partridge. The Company anticipates that, if elected, those four directors will continue to serve on the Corporate Governance Committee.

Executive Compensation

     The following table sets forth compensation ("Summary Compensation Table") paid or accrued by the Company during the three fiscal years ended April 3, 1999 ("Fiscal 1999"), March 28, 1998 ("Fiscal 1998") and March 29, 1997
("Fiscal 1997") to the Company's Chief Executive Officer and the next four most highly compensated executive officers (collectively the "Named Executive Officers") for services rendered to the Company and its subsidiaries in all capacities during such three fiscal year period:

                                                                                          Long Term
                                                                                         Compensation
                                                    Annual Compensation                     Awards
                                        -------------------------------------------       ----------
                                                                                          Securities          All Other
                                                                       Other Annual       Underlying        Compensation
Name and Principal Position    Year     Salary($)     Bonus ($)(1)     Compensation     Options/SARs(#)        ($)(2)
---------------------------    ----     ---------     ------------     ------------     ---------------     ------------
J. Wayne Harris............    1999      611,539        750,000         328,634 (3)        1,069,346            16,619
   Chairman and Chief          1998      394,402        415,384            --   (4)        1,250,000           118,693
   Executive Officer           1997         --             --              --                   --                --

Jack W. Partridge, Jr. ....    1999      356,731        437,500         155,945 (5)          427,738            39,035
   Vice Chairman and           1998       80,769         75,000            --   (4)          450,000            30,145
   Chief Administrative        1997         --             --              --                   --                --
   Officer

Gary M. Philbin............    1999      356,731        437,500          67,212 (6)          427,737            63,617
   President and Chief         1998      168,347        168,269            --   (4)          450,000            27,685
   Merchandising Officer       1997         --             --              --                   --                --

Jeffrey P. Freimark........    1999      331,250        325,000           8,032 (7)          213,870            24,748
   Executive Vice              1998      330,436        222,000            --   (4)           95,000           643,205
   President and Chief         1997       25,673        150,000            --                   --              18,272
   Financial Officer

Manouchehr Moslemi..........   1999      153,846        144,340          54,729 (8)           15,000             5,246
   Corporate Vice President    1998         --             --              --                   --                --
   and Chief Information       1997         --             --              --                   --                --
   Officer

(1) Included in the "Bonus" column for Fiscal 1999 are amounts paid during the fiscal year ending April 1, 2000 for performance in Fiscal 1999. For Fiscal 1998 the amounts in the "Bonus" column represent payments made during Fiscal 1999 for performance and discretionary amounts in Fiscal 1998.

(2) "All Other Compensation" includes the following: (i) contributions to the Company's Savings Plan under Section 401(k) made by the Company in Fiscal 1999 for each of the Named Executive Officers as follows: Mr. Partridge - $538; Mr. Philbin - $538; Mr. Freimark - $1,250, and Mr. Moslemi - $308; the amounts for 401(k) contributions in Fiscal 1998 were as follows: Mr. Freimark - $625; and (ii) premium payments for life insurance made by the Company in Fiscal 1999 for each of the Named Executive Officers were as follows: Mr. Harris - $16,619; Mr. Partridge - $18,772; Mr. Philbin - $7,673; Mr. Freimark - $9,567; and Mr. Moslemi - $4,939. The amounts for premiums in Fiscal 1998 were as follows: Mr. Harris - $10,887; Mr. Philbin
     - $2,818; and Mr. Freimark - $3,708. The Fiscal 1999 amounts for Messrs. Partridge, Philbin, Freimark and Moslemi include payments for relocation/moving costs incurred when joining the Company, in the following amounts: Mr. Partridge - $19,724; Mr. Philbin - $33,020; Mr. Freimark - $13,931; and Mr. Moslemi - $11,106. The Fiscal 1998 amounts for Messrs. Harris, Partridge, Philbin, and Freimark include payments for relocation/moving costs incurred when joining the Company, in the following amounts: Mr. Harris - $107,806; Mr. Partridge - $30,145; Mr. Philbin - $24,867; and Mr. Freimark - $638,872. The Fiscal 1997 amounts for Mr. Freimark include payments of $18,272 for relocation/moving costs incurred when joining the Company. The Fiscal 1999 amounts for Mr. Philbin include interest imputed on a loan to Mr. Philbin in the amount of $22,386, including a tax gross-up for his benefit.

(3) For Mr. Harris this includes: 1) $152,955 in amounts reimbursed for the tax effects of certain payments or benefits, and; 2) the following personal benefits or perquisites that exceed 25% of all personal benefits or perquisites made available to Mr. Harris: $135,061 in local residence costs as provided in the Company's employment agreement with Mr. Harris.

(4) No "Other Annual Compensation" was reported since the aggregate amount of perquisites and other personal benefits in respect of Fiscal 1998, is less than the lower of $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officers and no other compensation of the type required to be described in the "Other Annual Compensation" column was paid in Fiscal 1998.

(5) For Mr. Partridge this includes: 1) $74,395 in amounts reimbursed for the tax effects of certain payments or benefits, and; 2) the following personal benefits or perquisites that exceed 25% of all personal benefits or perquisites made available to Mr. Partridge: (a) $39,846 in local residence costs and (b) $28,590 in covered travel expenses to Mr. Partridge's permanent residence, both as provided in the Company's employment agreement with Mr. Partridge.

(6) For Mr. Philbin this includes: 1) $67,212 in amounts reimbursed for the tax effects of certain payments or benefits, and (2) no amount representing personal benefits or perquisites, given that the total of all personal benefits and perquisites made available to Mr. Philbin do not total the lower of $50,000 or 10% of the total annual salary and bonus reported for Mr. Philbin in Fiscal 1999.

(7) For Mr. Freimark this includes: 1) $8,032 in amounts reimbursed for the tax effects of certain payments or benefits,and (2) no amount representing personal benefits or perquisites given that the total of all personal benefits and perquisites made available to Mr. Freimark do not total the lower of $50,000 or 10% of the total annual salary and bonus reported for Mr. Freimark in Fiscal 1999.

(8) For Mr. Moslemi this includes: 1) $15,544 in amounts reimbursed for the tax effects of certain payments or benefits, and (2) the following personal benefits or perquisites that exceed 25% of all personal benefits or perquisites made available to Mr. Moslemi: $29,918 in local residence costs as provided in the Company's employment arrangements with Mr. Moslemi.

                     Option/SAR Grants In Last Fiscal Year

                                                       Individual Grants                               Potential Realizable
                              ------------------------------------------------------------------         Value at Assumed
                                 Number of                                                             Annual Rates of Stock
                                Securities      Percent of Total                                      Price Appreciation for
                                Underlying      Options Granted    Exercise Price                          Option Term (3)
                                  Options       to Employees in      ($/Share)        Expiration      ------------------------
Name                          Granted(#) (1)      Fiscal Year           (2)              Date            5%($)        10%($)
                              -------------       -----------      -------------        -------       ---------    ----------
J. Harris..................    1,069,346 (4)         44.4%         $10.65-$12.32        8/17/02        $73,673     $1,595,274
J. Partridge...............      427,738 (4)         17.8%         $10.65-$12.32        8/17/02        $29,469       $638,109
G. Philbin.................      427,738 (4)         17.8%         $10.65-$12.32        8/17/02        $29,469       $638,109
J. Freimark................      213,870 (4)          8.9%         $10.65-$12.32        8/17/02        $14,735       $319,057
M. Moslemi.................       15,000              0.6%             $8.50            9/10/08        $80,250       $203,250

(1) Unless otherwise noted, options vest 25% annually for the first four anniversaries of the award.

(2) Unless otherwise noted, all options were granted at the fair market value on the date of grant, based on the closing price of the Common Stock as reported on the Nasdaq National Market on the date of grant.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Common Stock price. Additionally, since there was no active trading market in the Company's Common Stock as of August 17, 1998, the fair market value utilized above as the base value of the options for Messrs. Harris, Partridge, Philbin and Freimark was the closing price ($8.875) of the Company's Common Stock on its first day of trading on the Nasdaq National Market on October 1, 1998.

(4) In connection with the 1998 Reorganization under Chapter 11 of the Bankruptcy Code, on August 17, 1998, all previously issued stock options were cancelled and the Senior Managers (Messrs. Harris, Partridge, Philbin and Freimark), were granted options under the EIP to purchase an aggregate of 2,138,693 shares of Grand Union's common stock. All of the Senior Managers' options expire on August 17, 2002, unless earlier terminated.
     The options were granted to the Senior Managers in five tranches and are exercisable as follows: (i) 306,122 options at an exercise price of $12.32 per share; (ii) 466,176 options exercisable when fiscal year end EBITDA (earnings before interest, taxes, depreciation, amortization, unusual and extraordinary items and non-cash pension and LIFO charges) is at least $125 million at an exercise price of $12.32 per share; (iii) 313,923 options exercisable when fiscal year end EBITDA is at least $135 million at an exercise price of $12.32 per share; (iv) 317,094 options exercisable when fiscal year end EBITDA is at least $145 million at an exercise price of $10.65 per share; and (v) 735,377 options exercisable when fiscal year end EBITDA is at least $155 million at an exercise price of $10.65 per share. With respect to each tranche of options granted, Messrs. Harris, Partridge, Philbin and Freimark were granted 50%, 20%, 20% and 10%, respectively. The Compensation Committee is required to certify in writing or in approved minutes of the Committee that the foregoing performance standards have been satisfied prior to the exercise of any option requiring EBITDA performance. The options granted to Senior Managers vest ratably across each tranche as follows: (a) one-fifth on August 17, 1998; (b) one-fifth on each of August 17, 1999, August 17, 2000, and August 17, 2001; and (c) one-fifth on May 19, 2002. The vested options and shares received upon exercise of options ("Option Shares") will become transferable in tranches of 20%, 20%, 30% and 30% (expressed as a percentage of vested and unvested options) on each of the first four anniversaries, respectively, of the date of grant. Except as described in the preceding sentence and except for transfers in connection with estate planning, the options and Option Shares will not be transferable during the term of a Senior Manager's employment.

                      Aggregated Option/SAR Exercises in Last Fiscal Year
                             and Fiscal Year-End Option/SAR Values

                            Number of Securities                    Value of
                           Underlying Unexercised            Unexercised In-the-Money
                          Options/SARs at FY-End(#)         Options/SARs at FY-End ($)
                        ----------------------------       ----------------------------
Name                    Exercisable    Unexercisable       Exercisable    Unexercisable
----                    -----------    -------------       -----------    -------------
J. Harris............       30,613        1,038,733             0              0
J. Partridge.........       12,245          415,493             0              0
G. Philbin...........       12,245          415,493             0              0
J. Freimark..........        6,122          207,748             0              0
M. Moslemi...........            0           10,000             0              0

                               Pension Plan Table

         The table below shows, on a combined basis for The Grand Union Company Employees' Retirement Plan (the "Retirement Plan") and The Grand Union Company Supplemental Retirement Program for Key Executives, Fourth Amendment and Restatement as of November 20, 1997 (the "SERP"), the estimated annual benefit payable upon retirement to specified compensation and years of service classifications of 5, 10 and 15 or more years of service as defined by the SERP. The credited years of service under the SERP for Messrs. Harris, Partridge, Philbin and Freimark, are 1 year, 1 year, 1 year, and 2 years, respectively. Mr. Moslemi is not eligible for any SERP benefits. The current base compensation set forth in the "salary" column of the Summary Compensation Table does not differ substantially from covered compensation under these Plans. The retirement benefits shown are based upon retirement at age 62 and the payment of a single-life annuity to the employee.

Base Compensation                            Years of Service
-----------------                 ---------------------------------------
                                     5              10         15 or more
                                  --------       --------       --------
[S]                               [C]            [C]            [C]
  $100,000.................       $ 21,667       $ 43,333       $ 65,000
   150,000.................         32,500         65,000         97,500
   200,000.................         43,333         86,667        130,000
   250,000.................         54,167        108,333        162,500
   300,000.................         65,000        130,000        195,000
   350,000.................         75,833        151,667        227,500
   400,000.................         86,667        173,333        260,000
   450,000.................         97,500        195,000        292,500
   500,000.................        108,333        216,667        325,000
   550,000.................        119,167        238,333        357,500
   600,000.................        130,000        260,000        390,000
   650,000.................        140,833        281,667        422,500

         The total benefits actually payable to an individual executive are reduced, in some cases substantially, through offsets for primary Social Security benefits and the actuarial equivalent of the value of securities received by those executives who received distributions in 1994 and 1995.

               The Grand Union Company Employees' Retirement Plan

         The Retirement Plan is a tax-qualified, noncontributory retirement plan, providing retirement benefits for the Company's eligible salaried and hourly non-union employees, union employees not covered by other pension plans, and all of the Company's officers. Under the Retirement Plan, a Participant's benefit is generally 1.5% of the average of his or her five consecutive years of highest annual compensation multiplied by years of service not in excess of 35 minus primary Social Security benefits. Benefits under the plan are paid under several alternatives, including monthly or lump sum payments at the employee's election. Benefits are normally payable at age 65; however, the plan provides for early retirement with reduced benefits commencing at age 55. The Internal Revenue Code of 1986, as amended (the "Code"), places certain limits on pension benefits, which may be paid under qualified plans.

         The estimated Retirement Benefits shown below are expressed in the form of an annuity commencing at age 65. Note that the actual Retirement Benefit that each Participant eventually receives from the Retirement Plan may be lower upon application of the statutory benefit limitations under Section 415 of the Code. In addition, each participant may elect to receive his Retirement Benefit as early as age 55 (provided the participant has ten years of service) in an actuarially reduced amount, or under one of the optional forms of payment. None of the Named Executive Officers had any accrued benefit under the Qualified Retirement Plan as of April 3, 1999.

                Supplemental Retirement Plan For Key Executives

         The SERP is a non-qualified pension plan pursuant to which certain key employees of the Company and its affiliates ("Participants") earn a supplemental pension in addition to the pension benefit to which they are entitled under the Retirement Plan. The pension benefit formula under the SERP is expressed as an annual pension, payable monthly (i) if the Participant is not married on his retirement date, for the Participant's life, or (ii) if the Participant is married on his retirement date, the same amount as described in clause (i) for the duration of the Participant's life and thereafter 50% of such amount for the duration of the life of the Participant's surviving spouse. The amount of the annual pension payable upon retirement at age 62 or later is determined as the "target benefit" minus the "plan offsets." The "target benefit" is an annual pension equal to the product of 4-1/3% of the Participant's final year's base salary rate in effect immediately prior to his separation or as may be adjusted by the committee administering the SERP in its sole discretion, multiplied by the Participant's number of years of actual or deemed credited service (in most cases, up to 15 years) under the SERP. "Plan offsets" for Participants retiring at age 62 or later are equal to the sum of the Participant's (i) primary Social Security benefits payable at the later of age 62 or the Participant's actual retirement age, (ii) benefits under the Retirement Plan payable at the later of age 62 or the Participant's actual retirement age in the form of a single life annuity, and (iii) benefits, if any, payable from the qualified retirement plan(s) of the Participant's previous employer(s). Participants may also retire early (i) at or after attaining age 50 but prior to attaining age 55, with the consent of the Company (the consent requirement is waived for a Participant who becomes disabled or is involuntarily terminated other than for cause), or (ii) at or after age 55, without any requirement for consent by the Company. For Participants who retire early, the "target benefit" is reduced by 5% per year for each year the Participant is under age 62. SERP benefits are payable in an actuarially determined single sum no later than 30 days following the Participant's date of retirement or other termination of employment. In general, no SERP benefits will be paid to a Participant whose employment with the Company terminates prior to the Participant's attaining age 50.

         Pursuant to their employment agreements, as detailed below, Messrs. Harris, Partridge, Philbin & Freimark were granted additional credited service under the terms of the SERP. In no event, however, will any executive receive a SERP benefit that is based on more than 15 years of service (i.e., 65% of final pay rate). The following exhibit illustrates the credited service as defined in the SERP and the additional service grants for each active executive who is a Participant in the SERP.

                                      Years of Credited Service
                        -------------------------------------------------------
                                                    Additional Recognized
                                                        Under Terms of
                                                    Employment Agreement*
                                              ---------------------------------
                        Nondiscretionary       Good Reason          Separation
     Name                 As of 4/3/99        Pre 8/17/2002      Post 8/17/2002
     ----                 ------------        -------------      --------------
     J. Freimark               2                    4                  4
     J. Harris                 1                    7             total of 15
     J. Partridge              1                    7                  7
     G. Philbin                1                    6                  6

         Under the terms of the employment agreements with Messrs. Harris, Partridge, Philbin and Freimark, additional service is recognized for the purpose of determining the target benefit under the following set of circumstances: (1) separation from the Company for Good Reason prior to August 17, 2002, or (2) retirement on or after August 17, 2002. If the Participant terminates his employment with the Company other than for Good Reason prior to August 17, 2002, the additional amounts are not recognized.

                           Compensation of Directors

         Each non-employee director receives an annual fee of $25,000 for serving on the Board, and meeting fees of $1,500 for each Board meeting attended in person, $750 for each committee meeting attended in person and each telephonic Board meeting attended, and $375 for each telephonic committee meeting attended. In addition, the Chair of each of the committees receives $500 for each committee meeting they attend in person as Chair and $250 for each telephonic committee meeting they attend as Chair. Directors receive reimbursement of reasonable expenses incidental to attendance at meetings of the Board of Directors or its committees.

         Each non-employee director also receives an automatic initial grant of options to purchase 5,000 shares of common stock, and additional grants to purchase 1,500 shares with each re-election by stockholders. All options have a term of ten years and generally become exercisable (i) six months after the grant date as to one-third of the shares, (ii) on the earlier of the first anniversary of the grant date or the annual meeting of stockholders closest thereto as to the second third of the shares and as to one share of any remainder, and (iii) on the earlier of the second anniversary of the grant date or the annual meeting of stockholders closest thereto as to the last third of the shares and the second share of any two-share remainder.

                Employment Contracts, Termination of Employment
                      and Change-in-Control Arrangements

Harris Employment Agreement

         J. Wayne Harris is currently the Chairman of the Board of Directors and is employed as Grand Union's Chief Executive Officer. On August 13, 1998 and effective August 17, 1998, Grand Union and Mr. Harris executed an amendment to his employment agreement (the "Harris Amendment"), which amended and restated Mr. Harris' original employment agreement dated August 1, 1997. Under the terms of the Harris Amendment, Mr. Harris will be employed by Grand Union for a four-year term of employment commencing August 17, 1998 and will receive
(a) an annual salary of $600,000; (b) annual bonus compensation determined in accordance with the EAIBP up to a maximum bonus equal to 125% of his base salary paid for such period, subject to the achievement by Grand Union of specified performance targets determined by the Compensation Committee; and (c) so long as Mr. Harris does not maintain a permanent residence within 100 miles of Grand Union's principal office, payment or reimbursement of the costs of maintaining a local residence near Grand Union's principal executive offices (subject to income tax gross-up procedures) and travel expenses between Grand Union's principal executive offices and the permanent residence maintained by Mr. Harris.

         Pursuant to the Harris Amendment, for purposes of the SERP, Mr. Harris will be credited with 7 additional years of service, plus one year for each year of service with Grand Union, and will be credited with a total of 15 years of service (inclusive of the aforementioned years of service) if Mr. Harris completes his term of employment. Mr. Harris will also be entitled to other employee benefits which Grand Union believes to be customary for executives in Mr. Harris' position. The Harris Amendment provides for rights of termination, payments and other benefits on termination under certain circumstances, confidentiality, and non-competition, in each case which Grand Union believes to be customary for agreements with executives in Mr. Harris' position.

Partridge Employment Agreement

         Jack W. Partridge, Jr. is currently Vice Chairman of the Board of Directors and is employed as Grand Union's Chief Administrative Officer. On August 13, 1998 and effective August 17, 1998, Grand Union and Mr. Partridge executed an amendment to his original employment agreement (the "Partridge Amendment"), which amended and restated Mr. Partridge's original employment agreement dated January 5, 1998. Under the terms of the Partridge Amendment, Mr. Partridge will be employed by Grand Union for a four-year term of employment beginning on August 17, 1998, and will receive: (a) an annual salary of $350,000; (b) annual bonus compensation determined in accordance with the EAIBP up to a maximum bonus equal to 125% of his base salary paid for such period, subject to the achievement by Grand Union of specified performance targets determined by the Compensation Committee; and (c) so long as Mr. Partridge does not maintain a permanent residence within 100 miles of Grand Union's principal office, payment or reimbursement of the cost of maintaining a local residence near Grand Union's principal executive office (subject to income tax gross-up procedures) and travel expenses for Mr. Partridge between Grand Union's principal executive offices and such permanent residence.

         Pursuant to the Partridge Amendment, for purposes of the SERP, Mr. Partridge will be credited with 7 additional years of service, plus one year for each year of service with Grand Union. The Partridge Amendment also contains provisions concerning other employee benefits, rights of termination, payments and other benefits on termination under certain circumstances, confidentiality, and non-competition, in each case which Grand Union believes to be customary for agreements with executives in Mr. Partridge's position.

Philbin Employment Agreement

         Gary M. Philbin is currently a member of the Board of Directors and is employed as Grand Union's President and Chief Merchandising Officer. On August 13, 1998 and effective August 17, 1998, Grand Union and Mr. Philbin executed an amendment to his employment agreement (the "Philbin Amendment"), which amended and restated Mr. Philbin's original employment agreement dated October 3, 1997. Under the terms of the Philbin Amendment, Mr. Philbin will be employed by Grand Union for a four-year term of employment beginning on August 17, 1998 and will receive: (a) an annual salary of $350,000; (b) annual bonus compensation determined in accordance with the EAIBP up to a maximum bonus equal to 125% of his base salary paid for such period, subject to the achievement by Grand Union of specified performance targets determined by the Compensation Committee; and
(c) payment or reimbursement of the costs of travel by Mr. Philbin and his immediate family between the New York/New Jersey metropolitan area and the Midwestern United States throughout the term of employment.

         Pursuant to the Philbin Amendment, for purposes of the SERP, Mr. Philbin will be credited with 6 additional years of service, plus one year for each year of service with Grand Union. The Philbin Amendment also contains provisions concerning other employee benefits, rights of termination, payments and other benefits on termination under certain circumstances, confidentiality, and non-competition, in each case which Grand Union believes to be customary for agreements with executives in Mr. Philbin's position. In connection with Mr. Philbin's original employment agreement, the Company loaned him $225,000, all of which remains outstanding. Such loan bears no interest and is repayable on August 17, 2002.

Freimark Employment Agreement

         Jeffrey P. Freimark is currently Grand Union's Executive Vice President and Chief Financial Officer. On August 13, 1998 and effective August 17, 1998, Grand Union and Mr. Freimark executed an employment agreement (the "Freimark Employment Agreement"). Under the terms of the Freimark Employment Agreement, Mr. Freimark will be employed by Grand Union for a four-year term of employment beginning August 17, 1998, and will receive: (a) an annual salary of $325,000; and (b) annual bonus compensation determined in accordance with the EAIBP, up to a maximum bonus of 100% of his base salary paid for such period, subject to the achievement by Grand Union of specified performance targets determined by the Compensation Committee.

         Pursuant to the Freimark Employment Agreement, for purposes of the SERP, Mr. Freimark will be credited with 4 additional years of service, plus one year for each year of service with Grand Union. The Freimark Employment Agreement also contains provisions concerning other employee benefits, rights of termination, payments and other benefits on termination under certain circumstances, confidentiality, and non-competition, in each case which Grand Union believes to be customary for agreements with executives in Mr. Freimark's position.

Employment Arrangements with Mr. Moslemi

         Effective August 6, 1998, the Company hired Manouchehr Moslemi to serve as the Company's Corporate Vice President, and Chief Information Officer. Pursuant to the terms of an offer letter dated June 17, 1998, the Company agreed to pay Mr. Moslemi an initial annual base salary in the amount of $200,000, and a signing bonus in the amount of $50,000. In addition, Mr. Moslemi will participate in the Company's Bonus Plan, with a target bonus of $100,000 and a maximum bonus of 125% of the target bonus, based on achievement by the Company of certain financial and/or sales performance targets; provided, however, that for the fiscal year ending March 28, 1998, the Company guaranteed

Mr. Moslemi a minimum bonus payment of $100,000 pro-rated for his actual period of employment during the fiscal year. Mr. Moslemi has also been granted an option to purchase 15,000 shares of the Company's Common Stock, vesting in equal increments over a four year period, all exercisable at a price of $8.50. Mr. Moslemi is not eligible for benefits under the Grand Union Severance Plan for Exempt Associates. Instead, if his employment is terminated for any reason other than his death, voluntary resignation or because of his misconduct, Mr. Moslemi will be eligible to receive 18 months of his then present annual salary as a severance payment. If Mr. Moslemi chooses not to relocate his principal residence to an area within normal commuting distance of the Company's Headquarters during the first two years of his employment with Grand Union, Mr. Moslemi will be reimbursed for: (a) reasonable living expenses for a local residence near the Company's Headquarters and (b) reasonable air travel between the local residence and his principal residence in Minnesota. If Mr. Moslemi does relocate his principal residence to an area within normal commuting distance of the Company's Headquarters, he will be eligible for coverage under The Grand Union Company Moving Policy. Mr. Moslemi is also eligible for other standard benefits provided to the Company's Corporate Vice Presidents.

                           Indemnification Agreements

         The Company has entered into indemnification agreements with each of its directors and executive officers pursuant to which the Company has agreed to indemnify such persons to the fullest extent permitted by law against expenses, judgments, fines, penalties or amounts paid in settlement actually and reasonably incurred by such person in connection with legal proceedings in which the person was involved by reason of being a director or officer of the Company. Under current law, such indemnification generally is available if such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company and, with respect to criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. Under current law, such person is not indemnified in respect of matters as to which he or she has been adjudged liable to the Company unless a court determines that, under the circumstances, he or she is reasonably entitled to such indemnification. Comparable indemnification rights are also provided pursuant to the Company's Certificate of Incorporation.

                                Severance Plans

         On and effective April 14, 1998, the Board of Directors adopted (i) The Grand Union Company Discretionary Severance Plan for Non-Union Associates (the "Discretionary Severance Plan") and (ii) The Grand Union Company Severance Plan for Exempt Personnel (the "Exempt Severance Plan"). The Discretionary Severance Plan and the Exempt Severance Plan supercede any prior severance plan or policy which may have existed prior to April 14, 1998. Generally, the Discretionary Severance Plan applies to all non-union, non-salaried, hourly associates working in the Company's stores and non-union hourly personnel who work in the Company's offices. Under the Discretionary Severance Plan, eligible terminated associates of the Company are generally eligible to receive the equivalent of one week's regular pay for each two years of service to a maximum of 26 weeks of total severance benefits. However, the Plan Administrator retains the absolute right and discretion to determine whether an employee will be offered severance benefits and the terms and amount of the severance benefits to be paid, if any. Subject to all of the terms and conditions of the Exempt Severance Plan, all salaried personnel at the Company's headquarters and salaried store personnel who are actively employed and working may be eligible to receive a severance benefit under the Exempt Severance Plan. Severance benefits under the Exempt Severance Plan will generally be payable to eligible employees terminated due to a job elimination, a reduction in force for economic reasons, a decision to outsource work performed by Company employees to a third party service provider, or another Company initiated event (other than the sale of a major business unit of the Company). Under the Exempt Severance Plan, eligible employees will receive a lump sum severance benefit of one week's pay. Additionally, the Exempt Severance Plan provides for a lump-sum severance payment equal to (i) in the case of salaried employees holding the office of Senior Vice President or above, 18 months' base salary less the one week base severance benefit; (ii) in the case of salaried employees holding the office of Corporate Vice President, 12 months' base salary less the one week base severance benefit; (iii) in the case of salaried employees holding the office of appointed vice president or director, 6 months' base salary less the one week base severance benefit; and (iv) in the case of all other salaried employees, one week's base salary for each year of service to the Company up to a maximum of 26 weeks less the one week base severance benefit. Any employee of the Company who has a separate written agreement with the Company, which provides for payment of severance benefits, will receive no severance benefit under either the Discretionary Severance Plan or the Exempt Severance Plan. Each of the Senior Managers employment agreements and the employment arrangements with Mr. Moslemi provide for termination payments that render them ineligible for severance benefits under the Discretionary Severance Plan and/or Exempt Severance Plan.

                          Change-in-Control Provisions

         Under the EIP and NEDSOP, certain provisions become effective upon a change in control of the Company. Under both plans, unless otherwise specified in a particular award, on the twentieth (20th) trading day prior to the effective date of the change in control, all stock options not otherwise vested, become fully vested, and any restrictions or other conditions applicable to restricted stock or other incentives awarded under the EIP lapse or are deemed satisfied and such awards become fully vested and/or immediately payable. In addition, the value of any canceled award is paid out in cash unless the award holder receives either (i) the right to acquire the same basket of cash and securities available to holders of Common Stock, or (ii) if pooling of interests is a condition of the transaction, an equivalent right in a successor security which would enable the transaction to qualify for pooling of interests. Under both plans, a change in control is defined to include: (1) any person, entity or Group (persons or entities acting together) is or becomes the beneficial owner of more than 50% of the Voting Stock of the Company (as defined below); (2) a consolidation, merger or sale of substantially all of the assets of the Company, with the effect that any person, entity or Group becomes the beneficial owner of more than 50% of the Voting Stock of the Company or the Company is not the surviving entity; (3) during any consecutive two-year period commencing July 1, 1996, individuals who constituted the Board of Directors at the beginning of such period, together with any new directors whose election by the Board of Directors or nomination for election by stockholders was approved by 66-2/3% of the directors who were in office at the beginning of the period or whose election or nomination was so approved, cease to constitute a majority of the Board of Directors then in office; or (4) any order, judgment or decree of dissolution or split-up of the Company, and such order remains undischarged or unstayed for a period in excess of 60 days. For purposes of determining whether a change in control has occurred, "more than 50% of the Voting Stock" means more than 50% of one or more classes of stock pursuant to which the holders have the general power to vote for the election of members of the Board of Directors, and the aggregate of such classes for which the person, entity or Group holds more than 50% has the power to elect more than 50% of the members of the Board of Directors.

         Each Senior Manager's employment agreement provides that if Grand Union terminates a Senior Manager without "Cause," or if such Senior Manager resigns for "Good Reason" (each as defined in their employment agreements), within twelve months following a "Change of Control" (as defined below), such Senior Manager shall be entitled to severance pay equal to the sum of (i) the product of (x) 2.99 times (y) 120% of such Senior Manager's base salary then in effect, plus (ii) such Senior Manager's accrued and unpaid bonus based on the ratable portion of EBITDA through the date of termination pursuant to such Senior Manager's existing employment agreement and the continuation of certain other benefits as set forth in the agreements. "Change of Control" shall mean, the acquisition by any person or entity, directly or indirectly, of more than 50% of the common stock. The employment agreements for the Senior Managers and the EIP provide for certain termination obligations for certain events not covered under this change of control provision.

                         Stock Price Performance Graph

         The following graph shows a comparison of cumulative total returns for the Company, the Standard & Poor's 500 ("S&P 500"), and the Standard & Poor's Retail (Food Chains) Index, for the period that commenced on September 9, 1998, and ended on April 3, 1999, with data points for September 9, 1998 (the first day of Over-The-Counter trading following emergence from Chapter 11 proceedings), December 31, 1998, and April 3, 1999. The graph assumes: 1) $100 invested at the close of trading on September 9, 1998, and 2) that all dividends have been reinvested. Market price is not meaningful for the period prior to August 17, 1998, due to the significant change in the capital structure of the Company.

                     Comparison of Cumulative Total Return
    (The Grand Union Company, S&P 500 Index, S&P Retail (Food Chains) Index)
                  (Performance Results Through April 3, 1999)

                              [LINE GRAPH OMITTED]


--------------------------------------------------------------------------------------------------
                                      September 9, 1998      December 31, 1998     April 3, 1999
--------------------------------------------------------------------------------------------------
 The Grand Union Company ("GUCO")          100.00                 137.06               125.18
--------------------------------------------------------------------------------------------------
 S&P 500                                   100.00                 122.74               129.59
--------------------------------------------------------------------------------------------------
 S&P Retail (Food Chains)                  100.00                 121.17               108.03
--------------------------------------------------------------------------------------------------

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the above Performance Graph shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act, or under the Exchange Act.

                      Report of the Compensation Committee

         At the conclusion of the fiscal year ended April 3, 1999, and since September 20, 1998, the Compensation Committee was composed of Thomas Cochill (Chair), David Green and Scott Tepper, three non-employee directors of the Company and "outside directors" within the meaning of Section 162(m) of the Code. From the beginning of the fiscal year through April 22, 1998, the Compensation Committee was composed of Clifford Miller (Chair), J. Richard Stonesifer and Martha Pritchard, also "outside directors." From April 22, 1998, through August 17, 1998, the Compensation Committee was composed of Mark Manski (Chair), Jordan Krimstein and Ms. Pritchard, also "outside directors." The Compensation Committee's primary duties include (i) reviewing the compensation levels of the Company's officers, including the Senior Managers and certain other members of executive management, (ii) administering the Company's incentive bonus plans, (iii) administering the EIP and the EAIBP and (iv) related matters.

Compensation Philosophy and Policies

         Historically, the compensation philosophy of the Company has been to provide a balanced mix of base compensation, annual incentives, and retirement income, to attract and retain top-quality people who will contribute to the long-term performance and long-term growth of the Company. Annual and long-term incentives have been designed to link compensation to corporate and individual performance, and to align employee interests with stockholder interests. Special incentives and awards have been provided as circumstances warrant.

         Given the business decline experienced by the Company in the fiscal year ended March, 1997 and the departure of the Company's five highest ranking executives in and around that same time period, the primary objective of the Compensation Committee and the Board was to attract a new executive officer team. Mr. Freimark was employed in March, 1997, and Mr. Harris was hired in August, 1997. In October, 1997, Mr. Philbin joined the Company and lastly Mr. Partridge joined the Company in January, 1998. As part of the Company's 1998 Reorganization under Chapter 11 of the Bankruptcy Code (the "1998 Reorganization") and as approved by the Compensation Committee sitting from April 22, 1998 to August 17, 1998, new employment agreements were negotiated and entered into with each of the Senior Managers, with the intent being to stabilize and secure the executive management of the Company.

         On September 20, 1998, following the consummation of the 1998 Reorganization and the appointment of a new Board of Directors on August 17, 1998, the current Compensation Committee was appointed. Since being appointed, the Compensation Committee has, among other things, reviewed and familiarized itself with the Company's existing benefit plans, bonus plans, historical compensation methodology and the Company's employment agreements with the Senior Managers.

Annual Salary

         Historically, the annual salaries of the executive officers of the Company have been determined by reference to the mid-range of a varying mix of other supermarket retailers with comparable revenues and/or geographic coverage. The annual salaries of the Senior Managers are as set forth in their respective employment agreements through August 2002. For each of Messrs. Harris, Partridge, Philbin and Freimark, annual base salaries were set in connection with their initial retention by the Company and were restated in the amended employment agreements that were entered into as part of the 1998 Reoganization. With regard to the salaries of the Senior Managers, other executives, and managerial associates of the Company, it is the Compensation Committee's continuing objective to maintain the competitive level of such salaries.

Annual Performance Incentives

         Annual bonus levels and performance targets are established annually and are based upon corporate performance during the fiscal year. Potential bonuses for the fiscal year ending April 3, 1999, were established by the Compensation Committee in place from April 22, 1998 to August 17, 1998 and were based on the Company achieving specified levels of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) during the fiscal year. The incentive targets for the Senior Managers are established pursuant to the EAIBP. All other managerial associates, including store general managers and assistant managers, are eligible for annual bonus payments, also based upon the achievement of certain corporate or, in the case of store personnel, store financial objectives.

         For the fiscal year ended April 3, 1999, the Senior Managers and all eligible participants, with the exception of certain store personnel, received bonus payments based upon 125% performance target achievement. The following annual incentive bonuses, pursuant to the EAIBP, were earned by and paid to the Senior Managers for the fiscal year ended April 3, 1999: Mr. Harris - $750,000; Mr. Partridge - $437,500; Mr. Philbin - $437,500 and Mr. Freimark - $325,000.

Long-Term Incentives

         The Company maintains two equity incentive plans, one for non-employee directors (the "NEDSOP") and the other for employees (the "EIP"). Grants under these plans provide an immediate and direct link to stockholder interests. The Company and its stockholders benefit from the increased morale and productivity that the Company believes are associated with these grants, as well as the ability to retain key employees through the vesting provisions contained in the plans. Option grants to the Senior Managers, representing 2,138,692 shares, were issued by the Compensation Committee sitting from April 22, 1998 to August 17, 1998, as part of the Senior Managers' employment agreements effective on August 17, 1998. During Fiscal 1999, additional option grants to other executive officers and managerial associates representing 269,500 shares were issued based upon the recipient's level of responsibility. To date, executive officers and other employees of the Company have been granted an aggregate of approximately 2,414,192 stock options, net of canceled options, since the adoption of the Employee Plan in 1995.

Other Compensation

         Executive officers, along with all other eligible employees, participate in the Company's Retirement Plan, Savings Plan, and other health and life insurance benefits. Senior executives, including those individuals who hold the positions of Senior Vice President and above, participate in the SERP, which generally provides a lump sum retirement benefit of up to 65% of the final year's salary, reduced by amounts payable through Social Security, under the Retirement Plan and under a predecessor plan to the SERP.

Tax Policy

         Section 162(m) of the Code ("Section 162(m)") generally limits deductions for certain executive compensation paid to a "covered employee" (as defined in Section 162(m) during a taxable year) in excess of $1 million per executive per taxable year. Certain types of compensation are exempt from such limits on deductibility if they satisfy the requirements for the performance-based compensation exemption to Section 162(m).

         Compensation paid to executive officers during the last fiscal year did not exceed the deductibility threshold. The Compensation Committee believes it is more likely than not that the Company will be able to fully deduct all compensation paid in the foreseeable future.

         The Company has endeavored to structure its long-term and other incentives to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. To that end, options granted under the EIP should qualify for the performance-based compensation exemption to Section 162(m). However, because long-term incentives allow an individual to concentrate significant compensation in a single year, and because corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that circumstances might arise under which some payments will not be deductible under Section 162(m).

Conclusion

         The Compensation Committee believes that long-term stockholder value is enhanced by corporate and individual performance achievements. Through the plans described above during the past fiscal year, a significant portion of the Company's executive compensation was based on overall corporate financial performance. The Committee believes equity compensation, in the form of stock options, is beneficial to the long-term success of the Company. The Company remains committed to this policy, recognizing the competitive market for talented executives may result in highly variable compensation for a particular time period.


                                           Thomas R. Cochill, Chair
                                           David M. Green
                                           Scott Tepper


Compensation Committee Interlocks And Insider Participation

         The Board of Directors maintains a Compensation Committee consisting of three directors. The Compensation Committee currently consists of Mr. Cochill, Mr. Green and Mr. Tepper, with Mr. Cochill acting as Chair. From April 22, 1998 to August 17, 1998, the Compensation Committee consisted of Ms. Pritchard and Messrs. Manski and Krimstein, with Mr. Manski serving as Chair. From October 30, 1997 to April 22, 1998, the Compensation Committee consisted of Ms. Pritchard, Mr. Miller and Mr. Stonesifer, with Mr. Miller serving as Chair.

         No member of the Board participates in decisions regarding his own compensation as an executive officer of the Company. However, Compensation Committee members are eligible for certain automatic, annual option grants under the NEDSOP.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company on Forms 3, 4, and 5. Officers, directors and greater than 10% beneficial stockholders are required by rules promulgated by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of reporting forms furnished to the Company, or written representations of reporting persons, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its directors, officers and any persons holding 10% or more of the Company's Common Stock with respect to the Company's fiscal year ended April 3, 1999, were satisfied, with the exception of late Form 3 filings for Messrs. Bernstein, Cochill, Colonnetta, Doft, Green, Lash, Petrillo and Tepper.

                                  PROPOSAL TWO

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the fiscal year ending April 1, 2000. THE BOARD OF DIRECTORS recommends that stockholders vote "FOR" ratification of such appointment. The affirmative vote of a majority of the shares of Common Stock present at the meeting in person or by proxy shall be necessary to ratify the appointment of the Company's independent accountants. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

         Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

         The Company knows of no other matters to come before the Annual Meeting. If any other matter not mentioned in this Proxy Statement properly comes before the Annual Meeting, it is the intention of the proxy holders named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

               STOCKHOLDER NOMINATIONS FOR ELECTION OF DIRECTORS

         Nominations of persons for election to the Board of Directors at an annual meeting or by the written consent of the stockholders may be made by any stockholder of the Company entitled to vote for the election of directors at the meeting who complies with certain notice procedures. A stockholder's nomination of a person for election to the Board of Directors must be delivered to or mailed and received at the principal executive offices of the Company, addressed to the attention of the Secretary of the Company, not less than sixty days prior to the meeting or the date the stockholders are first solicited for their consents as the case may be; provided, however, that, in the case of an annual meeting and in the event that less than fifty days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the earlier of (a) the close of business on the fifteenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs, or (b) two days prior to the date of the meeting. Such stockholder's notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person, (iv) a statement as to the person's citizenship, and (v) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the Company which are beneficially owned by the stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. In connection with any annual meeting, the Chairman of the Board of Directors shall, if the facts warrant, determine and declare to the meeting that a nomination not made in accordance with the foregoing procedure, or otherwise properly made by the Board of Directors, was defective and shall be disregarded.

        STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE 2000 ANNUAL MEETING

         Federal proxy rules specify what constitutes timely submission for a stockholder proposal to be included in a subsequent proxy statement. Proposals of stockholders that are intended to be presented by such stockholders at the Company's 2000 Annual Meeting of Stockholders generally must be received by the Company at its principal executive offices no later than March 11, 2000, in order to be considered for inclusion in the Company's proxy statement relating to that meeting. In addition, to be properly brought before the meeting under the Company's Bylaws, a stockholder's notice must be received at the principal executive offices of the Company, addressed to the attention of the Secretary of the Company, within the time specified in the federal proxy rules for timely submission of a stockholder proposal or, if not within such time, then not less than sixty days nor more than ninety days prior to the meeting; provided, however, that in the event that less than fifty days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received by the earlier of (a) the close of business on the fifteenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs, and (b) two days prior to the date of the meeting. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

         The Chairman of the Board of Directors shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of the Company's Bylaws, and if he should so determine, he is required to so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.



         The 1999 Annual Report to Stockholders of the Company including its Annual Report on Form 10-K for the fiscal year ended April 3, 1999 is attached to this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

         COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 3, 1999, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, BUT WITHOUT EXHIBITS, WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY, THE GRAND UNION COMPANY, 201 WILLOWBROOK BOULEVARD, WAYNE, NEW JERSEY 07470